Exhibit 6

                                                                  April 22, 2002


Pruco Life Insurance Company of New Jersey
213 Washington Street
Newark, New Jersey  07102-2992


To Pruco Life Insurance Company of New Jersey:

This opinion is furnished in connection with the registration by Pruco Life Insurance Company of New Jersey of variable life insurance contracts (the "Contracts") under the Securities Act of 1933. The prospectus included in Post-Effective Amendment No. 14 to Registration Statement No. 33-57186 on Form S-6 describes the Contracts. I have reviewed the Contract form and I have participated in the preparation and review of the Registration Statement and Exhibits thereto. In my opinion:


          (1) The illustrations of cash surrender values and death benefits included in the section of the prospectus entitled "Illustrations", based on the assumptions stated in the
               illustrations,   are  consistent   with  the  provisions  of  the
               Contract. The rate structure of the Contract has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Contract issued on a male age 35 than to prospective purchasers of Contracts on males of other ages or on females.

          (2) The deduction in an amount equal to 1.25% of each premium is a reasonable charge in relation to the additional income tax burden imposed upon Pruco Life of New Jersey and its parent company, The Prudential Insurance Company of America, as the result of the enactment of Section 848 of the Internal Revenue Code. In reaching that conclusion a number of factors were taken into account that, in my opinion, were appropriate and which resulted in a projected after-tax rate of return that is a reasonable rate to use in discounting the tax benefit of the deductions allowed in Section 848 in taxable years subsequent to the year in which the premiums are received.


I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the prospectus.


Very truly yours,


/s/
--------------------------------------------
Candace J. Woods, FSA, MAAA
Vice President and Actuary
The Prudential Insurance Company of America